Exhibit 4.3

THIRD SUPPLEMENTAL INDENTURE

Third Supplemental Indenture (this “Supplemental Indenture”), dated as of November 19, 2015, by and among Summit Materials, LLC, a Delaware limited liability company (the “Company”), Summit Materials Finance Corp., a Delaware corporation wholly-owned by the Company (the “Co-Issuer” and, together with the Company, the “Issuers”), the Guarantors party hereto (the “Guarantors”) and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Issuers and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Base Indenture”), dated as of July 8, 2015, as supplemented by a supplemental indenture, dated as of July 17, 2015 (the “First Supplemental Indenture”), a supplemental indenture, dated October 7, 2015 (the “Second Supplemental Indenture”, and as further supplemented by this Supplemental Indenture, the “Indenture”) providing for the issuance of 6.125% Senior Notes due 2023;

WHEREAS, pursuant to the Indenture, the Issuers initially issued $350,000,000 in aggregate principal amount of the Issuers’ 6.125% Senior Notes due 2023 (the “Existing Notes”);

WHEREAS, Section 2.01(d) of the Indenture provides that the Issuers may issue Additional Notes from time to time ranking pari passu with the Existing Notes (subject to the Issuers’ compliance with Section 4.09 of the Indenture) without notice to or consent of the Holders, and such Additional Notes shall be consolidated with and form a single class with the Existing Notes and shall have the same terms as to status, redemption or otherwise as the Existing Notes;

WHEREAS, the Issuers and the Guarantors desire to execute and deliver this Supplemental Indenture for the purpose of issuing $300,000,000 in aggregate principal amount of additional notes, having terms substantially identical in all material respects to the Existing Notes (the “Notes”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Additional Securities. As of the date hereof, the Issuers will issue, and the Trustee is directed to authenticate and deliver, the Notes under the Indenture, having terms substantially identical in all material respects to the Existing Notes, at an issue price of 99.375%, plus accrued and unpaid interest from July 8, 2015. The Existing Notes and the Notes shall be treated as a single class for all purposes under the Indenture.

(3) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuers or any of the Guarantors (other than the Issuers and the Guarantors) shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(4) Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Guarantors.

(8) Continued Effect. Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all the terms and conditions of this Supplemental Indenture, with respect to the Notes, shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Issuers:

SUMMIT MATERIALS, LLC
SUMMIT MATERIALS FINANCE CORP.

By:	/s/ Brian J. Harris
Name:	Brian J. Harris
Title:	Chief Financial Officer

[Third Supplemental Indenture Signature Page]

Guarantors:

ELAM CONSTRUCTION, INC.
ALLEYTON RESOURCE COMPANY, LLC
ALLEYTON SERVICES COMPANY, LLC
AUSTIN MATERIALS, LLC
CONTINENTAL CEMENT COMPANY, L.L.C.
KILGORE COMPANIES, LLC
RK HALL, LLC
SUMMIT MATERIALS CORPORATIONS I, INC.
SUMMIT MATERIALS HOLDINGS II, LLC
SUMMIT MATERIALS INTERNATIONAL, LLC
CONCRETE SUPPLY OF TOPEKA, INC.
CORNEJO & SONS, L.L.C.
HAMM, INC.
N. R. HAMM CONTRACTOR, LLC
N. R. HAMM QUARRY, LLC
PENNY’S CONCRETE AND READY MIX, L.L.C.
BOURBON LIMESTONE COMPANY
HINKLE CONTRACTING COMPANY, LLC
CON-AGG OF MO, L.L.C.
GREEN AMERICA RECYCLING, LLC
BUCKHORN MATERIALS, LLC COLORADO COUNTY SAND & GRAVEL CO., L.L.C.
INDUSTRIAL ASPHALT, LLC
SCS MATERIALS, LLC
TROY VINES, INCORPORATED
B&B RESOURCES, INC.
KILGORE PARTNERS L.P.
LEGRAND JOHNSON CONSTRUCTION CO. LEWIS & LEWIS, INC.

By:	/s/ Anne Lee Benedict
Name:	Anne Lee Benedict
Title:	Secretary

[Third Supplemental Indenture Signature Page]

Trustee:

WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as Trustee

By:	/s/ Joseph O’Donnell
Name:	Joseph O’Donnell
Title:	Vice President

[Third Supplemental Indenture Signature Page]